BRIMMER, BUREK, KEELAN & MCNALLY LLP

Board of Directors
Nutriceuticals.com Corporation

We consent to the use of our reports included herein and to the reference to our firm under the leading "experts" in the prospectus.

/s/Brimmer, Burek, Keelan & Mcnally LLP

Clearwater, Florida
November 12, 1999